News Release

P. O. Box 1980
Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Virginia (February 19, 2013) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the third quarter ended January 31, 2013, of its fiscal year that ends on April 30, 2013.

Net sales rose by 26% compared with the third quarter of the prior fiscal year to $151.3 million. Net sales rose by 21% to $459.4 million during the nine-month period ended January 31, 2013, compared with the comparable period of the prior fiscal year. The Company experienced sales gains in each of its sales channels during the third quarter of fiscal year 2013, led by new construction sales growth of more than 50%.

The Company generated net income excluding restructuring charges of $2.1 million, or $0.14 per diluted share during the third quarter of fiscal year 2013, compared with a net loss of ($2.8 million) or ($0.20) per diluted share in the third quarter of its prior fiscal year. The Company generated net income excluding restructuring charges of $5.2 million or $0.35 per diluted share in the nine-month period ended January 31, 2013, compared with a net loss of ($8.5 million) or ($0.59) per diluted share in the comparable period of the prior fiscal year. Results in fiscal year 2013 included net-of-tax restructuring costs of $0.1 million, or $0.00 per diluted share in the third quarter, and $0.6 million, or $0.04 per diluted share in the first nine months, related to the permanent closure of two manufacturing plants in April 2012 and May 2012. Net income inclusive of these charges for the third quarter and first nine months of fiscal year 2013 was $2.1 million, or $0.14 per diluted share, and $4.6 million, or $0.31 per diluted share, respectively.

Gross profit for the third quarter of fiscal year 2013 was 15.5% of net sales, compared with 12.2% of net sales in the prior year’s third quarter. Gross profit was 15.3% of net sales during the first nine months of fiscal year 2013, compared with 12.9% of net sales during the comparable period of the prior fiscal year. Gross profit was favorably impacted by reductions in fixed overhead costs associated with the plant closures, by the beneficial impact of higher sales volume and by other cost savings realized from the Company’s restructuring. This favorability was partially offset by the lingering impact of operational inefficiencies connected with the transition of production related to the plant closures during a period of rising sales, as well as rising materials costs.

Selling, general and administrative costs were 13.1% of net sales in the third quarter of fiscal year 2013, improved from 16.6% of net sales in the prior year’s third quarter. Selling, general and administrative costs improved to 13.4% of net sales in the first nine months of fiscal year 2013, down from 16.6% of net sales in the comparable period of the prior fiscal year. The improvement in the Company’s operating expense ratio was driven by increased sales levels that enabled favorable leverage, combined with cost savings from modifications to the Company’s retirement programs.

-MORE-

AMWD Announces Third Quarter Results

February 19, 2013

The Company generated free cash flow (defined as cash provided by operating activities net of cash used for investing activities) of  $1.3 million during the third quarter of fiscal year 2013, compared with $2.6 million in the prior year’s third quarter. The reduction in the Company’s free cash flow was driven by the timing of the Company’s collections from its customers and by contributions made to the Company’s pension plan, which more than offset the impact of higher net income.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

-MORE-

AMWD Announces Third Quarter Results

February 19, 2013

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2013	2012	2013	2012

Net Sales	$151,346	$119,976	$459,358	$379,593
Cost of Sales & Distribution	127,839	105,388	389,014	330,484
Gross Profit	23,507	14,588	70,344	49,109
Sales & Marketing Expense	13,083	13,671	42,576	44,155
G&A Expense	6,714	6,273	18,977	18,780
Restructuring Charges	118	10,347	979	10,362
Insurance Proceeds	-	-	(399)	-
Operating Income (Loss)	3,592	(15,703)	8,211	(24,188)
Interest & Other (Income) Expense	116	(50)	349	(104)
Income Tax Expense (Benefit)	1,419	(6,539)	3,294	(9,278)
Net Income (Loss)	$2,057	$(9,114)	$4,568	$(14,806)

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	14,904,524	14,361,953	14,719,441	14,330,863

Income (Loss) Per Diluted Share	$0.14	$(0.63)	$0.31	$(1.03)

Net income (loss), as reported	$2,057	$(9,114)	$4,568	$(14,806)
Restructuring Charges, net of tax	72	6,312	597	6,321
Net income (loss), excluding restructuring charges	$2,129	$(2,802)	$5,165	$(8,485)

Income (Loss) Per Diluted Share, excluding restructuring charges	$0.14	$(0.20)	$0.35	$(0.59)

Condensed Consolidated Balance Sheet

			January 31	April 30
			2013	2012

Cash & Cash Equivalents			$66,004	$66,620
Customer Receivables			40,954	32,533
Inventories			28,144	22,340
Other Current Assets			14,562	9,609
Total Current Assets			149,664	131,102
Property, Plant & Equipment			74,825	75,375
Restricted Cash			7,064	7,064
Other Assets			39,213	51,580
Total Assets			$270,766	$265,121

Current Portion - Long-Term Debt			$1,046	$875
Accounts Payable & Accrued Expenses			58,755	58,346
Total Current Liabilities			59,801	59,221
Long-Term Debt			23,419	23,790
Other Liabilities			47,072	52,090
Total Liabilities			130,292	135,101
Stockholders' Equity			140,474	130,020
Total Liabilities & Stockholders' Equity			$270,766	$265,121

-MORE-

AMWD Announces Third Quarter Results

February 19, 2013

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	January 31
	2013	2012

Net Cash Provided by Operating Activities	$2,636	$13,422
Net Cash Used by Investing Activities	(4,571)	(7,588)
Free Cash Flow	(1,935)	5,834

Net Cash Provided (Used) by Financing Activities	1,319	(2,027)
Net Increase/(Decrease) in Cash and Cash Equivalents	(616)	3,807
Cash and Cash Equivalents, Beginning of Period	66,620	55,420

Cash and Cash Equivalents, End of Period	$66,004	$59,227

-END-